Exhibit 99.2

     Vocollect, Inc. and Subsidiaries

       Consolidated Financial Statements

       As of and for the Year Ended December 31, 2010

Vocollect, Inc. and Subsidiaries

CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2010

C O N T E N T S

Page

Independent Auditor's Report	1

Consolidated Financial Statements:

Balance Sheet	2

Statement of Income	3

Statement of Changes in Stockholders’ Equity	4

Statement of Cash Flows	5

Notes to Consolidated Financial Statements	6-26

INDEPENDENT AUDITOR'S REPORT

To the Audit Committee
Vocollect, Inc. and Subsidiaries
Pittsburgh, Pennsylvania

We have audited the accompanying consolidated balance sheet of Vocollect, Inc. and Subsidiaries as of December 31, 2010, and the related consolidated statement of income, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidted financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vocollect, Inc. and its subsidiaries as of December 31, 2010, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ McGladrey & Pullen, LLP

February 25, 2011
Boston, Massachusetts

Vocollect, Inc. and Subsidiaries
Consolidated Balance Sheet
December 31, 2010
(in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$25,453
Accounts receivable, net	25,255
Inventories, net	6,471
Prepaid expenses and other current assets	1,459
Deferred income taxes	10,288
Total current assets	68,926

Property and equipment, net	9,302

Other noncurrent assets:
Intangible assets, net	993
Other long-term assets	3,076
Total other noncurrent assets	4,069

$82,297

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,537
Accrued expenses	10,841
Deferred revenue	14,833
Product financing (Note 7)	930
Total current liabilities	33,141

Long-term liabilities:
Deferred revenue	6,225
Product financing (Note 7)	534
Deferred taxes	2,748
Total long-term liabilities	9,507

Series G redeemable convertible preferred stock; no par value, 4,400,000 shares authorized, issued and outstanding; (liquidation preference of $8,625 at December 31, 2010)	18,433
Series F redeemable convertible preferred stock; no par value, 19,700,000 shares authorized; 19,654,233 shares issued and outstanding; (liquidation preference of $29,495 at December 31, 2010)	14,741

Stockholders' equity:
Common stock (no par value, 70,000,000 shares authorized; 25,991,962 shares issued and outstanding)	-
Additional paid-in-capital	2,879
Retained earnings	3,487
Accumulated other comprehensive income	109
Total stockholders’ equity	6,475

$82,297

The accompanying notes are an integral part of these consolidated financial statements.

Vocollect, Inc. and Subsidiaries
Consolidated Statement of Income
Year Ended December 31, 2010
(in thousands)

Revenues:
Product and software	$91,751
Service and other	27,565
Total revenues	119,316

Costs of revenues:
Product and software	33,986
Service and other	4,947
Total cost of revenues	38,933

Gross margin	80,383

Operating expenses:
Research and development	22,124
Sales and marketing	30,227
General and administrative	15,574
67,925

Operating income	12,458

Other (income) expense:
Interest expense	277
Other expense	291
Total other expense	568

Income before income taxes	11,890

Provision for income taxes	4,750

Net income	$7,140

The accompanying notes are an integral part of these consolidated financial statements.

Vocollect, Inc. and Subsidiaries
Consolidated Statement of Changes in Stockholders' Equity
Year Ended December 31, 2010
(in thousands)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
	Shares	Amount

Balance at December 31, 2009	25,831,533	$-	$1,816	$7,585	$(38)	$9,363

Accretion and dividends on redeemable convertible preferred stock to redemption value	-	-	-	(10,118)	-	(10,118)
Dividends paid	-	-	-	(1,120)	-	(1,120)
Repurchase of common stock options	61,096	-	(16)	-	-	(16)
Exercise of stock options	99,333	-	50	-	-	50
Stock-based compensation	-	-	1,029	-	-	1,029
Comprehensive income:
Net income	-	-	-	7,140	-	7,140
Foreign currency translation adjustment	-	-	-	-	147	147
Total comprehensive income	-	-	-	7,140	147	7,287
Balance at December 31, 2010	25,991,962	$-	$2,879	$3,487	$109	$6,475

The accompanying notes are an integral part of these consolidated financial statements.

Vocollect, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Year Ended December 31, 2010

Cash flows from operating activities:
Net income	$7,140
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,841
Allowance for doubtful accounts	144
Deferred income taxes	305
Stock-based compensation	1,029
Changes in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	(1,134)
Inventories	(1,375)
Prepaid expenses and other assets	(379)
Other long-term assets	(1,787)
Increase (decrease) in liabilities:
Accounts payable	2,003
Accrued expenses	1,104
Deferred revenue	2,010
Net cash provided by operating activities	12,901

Cash flows from investing activities:
Purchase of property and equipment	(3,890)
Purchases of intangible assets	(465)
Net cash used in investing activities	(4,355)

Cash flows from financing activities:
Product financing	(751)
Proceeds from exercise of stock options	50
Cash payment for stock repurchase	(16)
Payments of dividends	(2,240)
Net cash used in financing activities	(2,957)

Effect of exchange rate changes on cash and cash equivalents	19

Net increase in cash and cash equivalents	5,608

Cash and cash equivalents, beginning of year	19,845

Cash and cash equivalents, end of the year	$25,453

Supplemental disclosure of cash flow information:
Cash paid for interest	$279

Cash paid for income taxes	$4,708

Supplemental disclosure of noncash investing and financing activities:
Accretion and dividends on redeemable convertible preferred stock	$10,118

The accompanying notes are an integral part of these consolidated financial statements.

Vocollect, Inc. and Subsidiaries
 Notes to Consolidated Financial Statements
 As of and for the Year Ended December 31, 2010
 (in thousands except per share data)

1.	ORGANIZATION AND BUSINESS

Vocollect, Inc. (the Company), incorporated in 1987, is engaged in the design, manufacture and sale of voice data collection terminals and related software.  The Company’s product offerings fall into the following categories: terminals, headsets, software, accessories and combinations of the Company’s products sold as a bundled Voice-Directed Work™ solution.

The Company has a broad customer base that encompasses public and private entities in the retail, warehousing, distribution logistics, and nursing home industries.  The Company sells its products and related software and services direct to end users and through authorized resellers principally in the United States, Europe, Middle East, and Africa. The Company and its sales force are organized by product (supply chain and healthcare) and geographic segments.  Supply chain products and services are sold across the Company’s geographic segments while the Company’s healthcare products and services are sold in the United States only. The Company has wholly owned subsidiaries located in the United States, United Kingdom, Japan, Singapore, India and Brazil.

2.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements are presented in U.S. dollars in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and include the accounts of the Company and its subsidiaries.  All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures.  Estimates are used in the following areas, among others: revenue recognition, allowances for receivables and sales returns, inventory valuation, warrant costs, share-based compensation expense and income taxes.  Actual results could differ from those estimates and the differences could be material.

Foreign Currency Translation

The Company’s consolidated financial statements are presented in U.S. dollars.  The functional currency of each of the Company’s foreign subsidiaries in the United Kingdom, Japan, Singapore, India and Brazil is the local currency in each jurisdiction.

Assets and liabilities of these subsidiaries are translated from their functional currencies into U.S. dollars using the exchange rates in effect at the balance sheet dates and revenue and expense items are translated at average exchange rates for the period.  The resulting translation adjustments are recorded directly to accumulated other comprehensive income (loss).  Foreign currency transaction gains and losses are included in net income (loss). The Company recognized foreign currency transaction losses of $403 in the consolidated statement of income for the year ended December 31, 2010.

Vocollect, Inc. and Subsidiaries
 Notes to Consolidated Financial Statements
 As of and for the Year Ended December 31, 2010
 (in thousands except per share data)

2.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...continued

Other Comprehensive Income

Comprehensive income consists of net income and foreign currency translation adjustments. Comprehensive income has been reflected in the consolidated statement of stockholders’ equity. Accumulated other comprehensive income was $109 at December 31, 2010.

Revenue Recognition

The Company derives revenues from the sale of wearable voice-based data collection terminals and related voice recognition software (product revenues), and from custom interface software design and installation services required to integrate the input device with the customer's data system.  The Company also offers service contracts, which may include technical support as well as product maintenance and software support.

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is reasonably assured.  In instances where final acceptance of the product, system, or solution is specified by the customer, revenue is deferred until all acceptance criteria have been met.

The substantial majority of the Company’s revenues are derived from arrangements that contain multiple deliverables.  The majority of the Company’s products have both software and non-software components that function together to deliver the products’ essential functionality.   As a result, the Company separates and assigns value to each element in its multiple element arrangements following ASU 2009-13 and ASU 2009-14 guidance issued in October of 2009.  This guidance establishes a new hierarchy for determining the amount to allocate to each separable deliverable in an arrangement. For those deliverables that qualify as separate units of accounting, the Company must assign value based on each deliverable’s vendor-specific objective evidence (“VSOE”) of value if available, third-party evidence (“TPE”) of its value if VSOE is not available, or estimated selling price (“ESP”) if neither VSOE or TPE is available.  Arrangement consideration is then allocated to all deliverables using the relative selling price method. The residual method of allocation is not permissible under the new guidance.  The Company elected to early adopt this accounting guidance as of January 1, 2009 on a retrospective basis.

Management performs extensive analysis to determine the relative selling price of each unit of accounting.  The Company has established VSOE for certain hardware and software support, based on standalone renewal transactions and for professional services, based on standalone consulting services.  The Company has been unable to establish TPE for any of its deliverables.  Generally, the Company’s go-to-market strategy differs from that of its peers and its offerings contain a significant level of customization and differentiation such that the comparable pricing of products with similar functionality cannot be obtained.  Furthermore, the Company is unable to reliably determine what similar competitor products’ selling prices are on a standalone basis.

Management’s ESP is used for terminals and related software and accessories.  The Company determines ESP for a product or service by considering multiple factors, including, but not limited to, geographies, market conditions, competitive landscape, internal costs, gross margin objectives, and pricing practices.  The determination of ESP is made through consultation with and formal approval by the Company’s management, taking into consideration the go-to-market strategy.

Vocollect, Inc. and Subsidiaries
 Notes to Consolidated Financial Statements
 As of and for the Year Ended December 31, 2010
 (in thousands except per share data)

2.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...continued

Revenue Recognition...continued

The Company enters into multiple element arrangements with its customers that may include terminals and software, accessories, hardware and software support and consulting services.  The entire fee from these arrangements is allocated to each unit of accounting based on its relative selling price and recognized when all other revenue recognition criteria are met.  The Company’s units of accounting are terminals and related software, headsets and accessories, hardware support, software support and professional services. Products are typically considered delivered upon shipment.  Support services revenue is deferred and recognized ratably over the period during which the services are to be performed, which is typically one to three years.  Consulting services, which are typically short-term in nature, are recognized upon completion.  The Company’s arrangements generally do not include any provisions for cancellation, termination, or refunds that would significantly impact recognized revenue.

One of the Company’s subsidiaries also enters into multiple element arrangements principally with customers in the nursing home industry.  These arrangements typically include wearable devices and related software and accessories which are leased to customers and professional services and maintenance and support that are provided over the term of the arrangement, generally 36 months. These arrangements have lease and non-lease elements; however, the terms of the contract are the same for all elements of the arrangement and revenue is recognized on a monthly basis once all other revenue recognition criteria have been met.  The leases have been classified as operating leases and significant system components are included as rental equipment as a component of property and equipment.  System installation costs are included in deferred costs on the accompanying consolidated balance sheet at December 31, 2010 and amortized over the term of the operating lease agreement.  Total revenue from these arrangements in 2010 was approximately $5,000.

Cash and Cash Equivalents

The Company deposits cash and cash equivalents with high credit quality financial institutions.  Cash equivalents consist of time deposits or short-term investments with a remaining maturity of 90 days or less at the date of acquisition by the Company.

Fair Value of Financial Instruments

The Company's financial instruments consist of cash equivalents, accounts receivable, accounts payable, debt instruments, and interest rate swaps.  The estimated fair values of these financial instruments approximate their carrying values at December 31, 2010. The Company's determination of fair value related to these instruments is further discussed in Note 10.

Derivatives

The Company uses derivative instruments to manage exposures interest rate risks.  The Company’s objective in holding derivatives is to reduce the volatility of earnings and cash flows associated with changes in foreign currency and interest rates.  The Company’s derivatives expose it to credit risk to the extent that the counterparties may be unable to meet the terms of the agreement.  The Company seeks to reduce such risks by limiting its counterparties to major financial institutions.  In addition, the potential risk of loss with any one counterparty resulting from this type of credit risk is monitored.  Management does not expect material losses as a result of defaults by counterparties.

Vocollect, Inc. and Subsidiaries
 Notes to Consolidated Financial Statements
 As of and for the Year Ended December 31, 2010
 (in thousands except per share data)

2.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...continued

Derivatives...continued

The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities.

In 2009, the Company entered into two interest rate swap contracts that were settled on January 1, 2010. The impact of changes in valuation of these contracts was recorded in 2009. There was no impact on the Company’s consolidated financial statements related to the settlement of these derivatives for the year ending December 31, 2010.

Accounts Receivable

Accounts receivable are stated net of an allowance for doubtful accounts.  The allowance for doubtful accounts is based on the Company’s assessment of the collectability of customer accounts.  The Company regularly reviews the allowance by considering factors such as historical experience, credit quality, age of the accounts receivable balances, and economic conditions that may affect a customer’s ability to pay.  Bad debts are written off against the allowance when they are identified.  The allowance for doubtful accounts at December 31, 2010 was $872.

Inventories

Inventories include raw material components and finished goods, and are stated at the lower of cost or market.  Inventory cost is determined using a first-in, first-out basis and includes applicable labor and overhead.

Deferred Costs

Deferred costs include hardware components, payroll costs, and shipping and handling costs incurred related to customer revenue transactions that have been deferred. These deferred costs are recognized over the same period and using the same method as the related revenue. Deferred costs are included in other assets on the accompanying consolidated balance sheet and total $2,913 at December 31, 2010.

Vocollect, Inc. and Subsidiaries
 Notes to Consolidated Financial Statements
 As of and for the Year Ended December 31, 2010
 (in thousands except per share data)

2.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...continued

Property and Equipment

Property and equipment are recorded at cost. Internal and external costs incurred to develop, implement and install computer software for internal use are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Maintenance and repair expenditures are charged to operations when incurred, and additions and improvements are capitalized. Property and equipment to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Property and equipment are stated at cost and consisted of the following at December 31, 2010:

Estimated Life
Computer equipment and computer software	3-5 years
Furniture and fixtures	5-7 years
Leasehold improvements	Term of the related lease or the life of the asset, whichever is shorter

Impairment of Long-Lived Assets

Long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.  Measurement of an impairment loss for long-lived assets and certain identifiable intangible assets that management expects to hold and use are based on the fair value of the asset, based on an estimate of undiscounted future cash flows.  Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.  No impairments were noted related to the Company’s long-lived assets for the year ended December 31, 2010.

Product Warranties

The Company warranties its products for up to one year from date of shipment.  The estimated cost of providing the product warranty is recorded at the time of shipment.  The Company quantifies and records an estimate for warranty related costs based on actual history, projected return and failure rates and current repair and replacement costs.  The liability for warranty costs was $1,068 at December 31, 2010.

Research and Development and Capitalized Software Development Costs

All costs incurred to establish the technological feasibility of software to be sold, leased or otherwise marketed are expensed as research and development costs.  Costs incurred subsequent to the establishment of technological feasibility, and prior to the general availability of the product to customers, are capitalized.  The Company defines technological feasibility as either completion of coding and testing in accordance with detailed program designs, or the establishment of a working model, which typically occurs when the beta testing commences.  To date, the period between achieving technological feasibility and the general availability of such software has been minimal.  As a result, there were no software development costs that qualified for capitalization in 2010.

Research and development costs are charged to operations in the year incurred.

Vocollect, Inc. and Subsidiaries
 Notes to Consolidated Financial Statements
 As of and for the Year Ended December 31, 2010
 (in thousands except per share data)

2.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...continued

Advertising Costs

The Company expenses all advertising and promotional costs as incurred. These costs were $461 for the year ended December 31, 2010.

Sales and Use Taxes

The Company collects sales and use taxes from customers and remits such amounts to the applicable taxing authorities.  The Company’s policy is to exclude the taxes collected and remitted to the taxing authorities from the Company’s revenues and expenses.

Shipping and Handling Costs

The Company records shipping and handling costs related to the distribution of its products as cost of revenues.

Income Taxes

The Company determines deferred tax assets and liabilities based on the temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse.  A valuation allowance is established when necessary to reduce deferred tax assets to the amount that will more likely than not be realized.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable.  Deposits held with banks may exceed the amount of insurance provided on such deposits.  The balances are insured by the Federal Deposit Insurance Corporation up to $250,000. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions with reputable credit and therefore bear minimal credit risk.  The Company's accounts receivable are derived from revenue earned from customers primarily located in the United States and Europe.  The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers.  The Company has not experienced significant losses related to receivables from individual customers or groups of customers in any specific industry or geographic area.

During the year ended December 31, 2010, customers that accounted for more than 10% of either net revenues or accounts receivable were as follows:

Customer	Revenues	Accounts Receivable
"A"	18%	23%
"B"	-	12%
"C"	10%	-

Vocollect, Inc. and Subsidiaries
 Notes to Consolidated Financial Statements
 As of and for the Year Ended December 31, 2010
 (in thousands except per share data)

2.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...continued

Stock-Based Compensation Expense

The Company accounts for stock-based compensation in accordance with guidance that requires all share-based payments to employees, including grants of employee stock options and modifications to existing stock options, to be recognized in the consolidated income statement based on their fair values.

The Company has elected to use the Black-Scholes option pricing model to determine the fair value of options granted.  The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends.  The Company does not have a history of market prices of the common stock as it is not a public company, and as such, volatility is estimated using historical volatilities of similar public entities.  The expected life of the awards is estimated based on the simplified method.  The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of the grants.  The dividend yield assumption is based on history and expectation of paying no dividends on common stock.  Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock-based compensation expense is recognized in the consolidated financial statements on a straight-line basis over the vesting period, based on awards that are ultimately expected to vest.

The Company issues options to purchase Company stock under two plans; one for employees of Vocollect, Inc. for options to purchase common stock of Vocollect, Inc. and a second plan for employees of Vocollect Heathcare Systems, Inc. (“VHS”), a wholly-owned Company subsidiary, for options to purchase common stock of VHS. The fair value of stock options issued to employees is measured with the following weighted-average assumptions for 2010:

	Vocollect, Inc.	VHS
	Plan	Plan
	2010	2010
Weighted average assumptions:
Expected dividend yield	0.00%	0.00%
Expected life of options (in years)	8.13	8.13
Expected volatility	44.9%-49.2%	47.33%
Risk-free interest rate	2.00%-3.28%	2.08%-3.50%

For the year ended December 31, 2010, the Company recorded stock-based compensation expense of $1,029 in connection with share-based payment awards.  Stock-based compensation is recognized as follows on the accompanying consolidated statement of income:

Cost of revenues	$175
Research and development	278
Sales and marketing expenses	432
General and administrative expenses	144
Total	$1,029

Vocollect, Inc. and Subsidiaries
 Notes to Consolidated Financial Statements
 As of and for the Year Ended December 31, 2010
 (in thousands except per share data)

2.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES...continued

Stock-Based Compensation Expense...continued

As of December 31, 2010, there is $3,486 and $475 of unrecognized compensation expense related to non-vested share-based compensation arrangements granted under the Vocollect, Inc. and the VHS Plans, respectively. This amount is expected to be recognized over a weighted-average period of 7.01 and 7.34 years, for the Vocollect Inc. and VHS Plans, respectively.

The weighted-average grant date fair value of stock options granted during the year ended December 31, 2010, under the Black-Scholes option pricing model was $0.96 and $0.04 per share for the Vocollect, Inc. and the VHS Plans, respectively. The total cash received and intrinsic value for options exercised during the year ended December 31, 2010 was $50 and $24, respectively, for the Vocollect, Inc. Plan. There were no stock options exercised during the year ended December 31, 2010 under the VHS Plan.

New Accounting Standards

In January 2010, the FASB modified ASC 820, Fair Value Measurements, to require certain new disclosures and clarifies two existing disclosure requirements around fair value measurements.   The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010.  There has been no effect of the new standards on the 2010 consolidated financial statements.  The Company believes that the revised disclosures about purchases, sales, issuance, and settlements in the roll forward of activity in Level 3 fair value measurements will not have a material impact on its consolidated financial statements.

3.	INVENTORIES

Inventories consist of the following:

Raw materials	$4,915
Finished goods	1,556

Total inventory	$6,471

Vocollect, Inc. and Subsidiaries
 Notes to Consolidated Financial Statements
 As of and for the Year Ended December 31, 2010
 (in thousands except per share data)

4.            PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

Leasehold improvements	$1,935
Machinery and equipment	7,257
Computers, related equipment and software	17,113
Furniture and fixtures	2,613
28,918
Less - accumulated depreciation and amortization	(21,699)
7,219

Rental equipment	2,228
Less - accumulated depreciation	(321)
1,907

Construction in progress	176

Total property and equipment	$9,302

Depreciation expense for the year ended December 31, 2010 was $3,500.

5.            INTANGIBLE ASSETS

Intangible assets consist of patents and trademarks with an estimated useful life of 5 years. Intangible assets consist of the following at December 31, 2010:

Patents and trademarks	$2,398
Less - accumulated amortization	(1,405)

Net intangible assets	$993

Amortization expense related to intangible assets was $341 for the year ended December 31, 2010.

Amortization expense for the next five years as of December 31, 2010 is expected to be as follows:

2011	$333
2012	266
2013	206
2014	131
2015	57

Total	$993

Vocollect, Inc. and Subsidiaries
 Notes to Consolidated Financial Statements
 As of and for the Year Ended December 31, 2010
 (in thousands except per share data)

6.            WARRANTY COSTS

A summary of changes in the Company's accrued warranty liability, which is included in accrued expenses is as follows:

Warranty liability, beginning of the year	$1,308
Accruals for warranty during the year	489
Costs incurred	(729)

Warranty liability, end of the year	$1,068

7.            PRODUCT FINANCING ARRANGEMENTS

In 2009, the Company entered into an agreement with a third party financing company in the aggregate amount of $2,500 that is secured by voice data collection systems which the Company leases to nursing home customers.  Throughout the duration of the agreement, the risks and rewards of ownership of the equipment are retained by the Company. The financing arrangement provides the Company with a cash advance equal to the present value of future cash flows that the Company is scheduled to receive from its customers. The financing arrangements have a term of 36 months and bear interest at 9.50%.  Interest expense under these arrangements was $165 for the year ended December 31, 2010.

The future annual lease payments due under these arrangements as of December 31, 2010 are as follows:

2011	$930
2012	534

$1,464

8.           LINE OF CREDIT

The Company has a line of credit with a financial institution that provides for maximum borrowings of $15,000, with the ability to issue letters of credit of up to $2,000.  The line of credit expires on July 1, 2012. Borrowings bear interest at either a floating rate based on the agent bank’s prime rate or a floating rate based on the applicable Euro-Rate, at the Company’s option.  There was no outstanding principal or outstanding letters of credit at December 31, 2010.  The line of credit contains financial covenants relating to maximum leverage, minimum liquidity, minimum net worth, capital expenditures and the payment of dividends.  Borrowings under the line of credit are collateralized by substantially all of the Company’s assets.  There were no outstanding borrowings on the line of credit at December 31, 2010 and there was no interest expense related to the line of credit for the year ended December 31, 2010.

Vocollect, Inc. and Subsidiaries
 Notes to Consolidated Financial Statements
 As of and for the Year Ended December 31, 2010
 (in thousands except per share data)

9.            WARRANTS

On March 22, 2006, the Company acquired 100% of the outstanding common stock of Adherence Technologies Corp. (“ATC”), which was then renamed Vocollect Healthcare Systems, Inc.

In addition to the sale of all of its outstanding common stock to the Company, VHS issued Class A and B warrants to an LLC controlled by various former ATC shareholders as part of the purchase transaction.  Both classes of warrants entitle the holder to purchase common stock of VHS which would currently result in approximately 5.5% ownership of VHS on a fully-diluted basis. None of such warrants have been exercised to date. The following table summarizes the number of warrants outstanding, exercise prices and exercise dates by class of warrant:

VHS Warrant	Number of Shares	Average Exercise Price per Share	Exercisable On or After	Expiration

Class A	33,998,924	$0.0058	April 1, 2012	March 31, 2014
Class B	8,100,000	$0.0200	April 1, 2010	March 31, 2014

The holders of Class A and B warrants have the option to sell all, but not less than all, of the warrants to the Company (the “Put Option”) during the period from April 1, 2009 to March 31, 2012 (the “Put Period”).  If the Put Option is elected, the amount to be paid to the warrant holders by the Company will be determined based upon a formula as defined in the agreement.  In addition, the Company has the option to purchase all, but not less than all, of the Class A and B warrants (the “Call Option”) any time during the Put Period.  The purchase price for warrants under the Call Option (the “Call Price”) is the same as the Put Price if the Call Option is exercised after March 31, 2011 and the Put Price plus a premium if the Call Option is exercised on or before March 31, 2011.  In either a Put or Call Option, the Company shall have the right to pay at least 50%, but no more than 75%, subject to Internal Revenue Code regulations regarding tax-free transactions, of the purchase price in shares of the Company’s common stock.  If the Company elects to make payment with shares of its common stock, the amount of cash consideration must be at least equal to the smaller of (a) either the Put Price or the Call Price or (b) $0.12 per share in the case of a Put Option or $0.15 per share in the case of a Call Option.  The Company’s liability associated with the Put and Call Options was valued at approximately $417 at the date of issuance and has been reduced to an immaterial amount at December 31, 2010.  Subsequent to year-end, the Company cancelled these warrants from the holders for an immaterial amount.

Vocollect, Inc. and Subsidiaries
 Notes to Consolidated Financial Statements
 As of and for the Year Ended December 31, 2010
 (in thousands except per share data)

10.           FAIR VALUE DISCLOSURE

FASB ASC 820, Fair Value Measurements, defines fair value, and establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 –	Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 –	Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 –	Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3.

Valuation Techniques

There have been no changes in the valuation techniques used during the current period.

Derivative Financial Instruments

The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The derivative financial instruments are categorized as Level 2 of the fair value hierarchy.

Vocollect, Inc. and Subsidiaries
 Notes to Consolidated Financial Statements
 As of and for the Year Ended December 31, 2010
 (in thousands except per share data)

10.           FAIR VALUE DISCLOSURE...continued

Derivative Financial Instruments...continued

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 are as follows:

Fair Value Measurements at Reporting Date Using
Description	Balance as of December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets:
Money Market Account	$21,917	$21,917	$-	$-

Total assets	$21,917	$21,917	$-	$-

The carrying value of the Company’s financial instruments, including cash, accounts receivable, accounts payable and accrued expenses approximate their fair value because of their short-term nature.  Cash equivalents are recorded at their fair value.

Assets measured at fair value on a nonrecurring basis are recognized at fair value subsequent to initial recognition when they are deemed to be impaired.  As of December 31, 2010 the Company's assets subject to measurement at fair value on a nonrecurring basis are property and equipment and intangible assets.  Property and equipment and intangible assets were not impaired for the year ended December 31, 2010.

The Company’s money market mutual funds, which are included as a component of cash and cash equivalents on the accompanying consolidated balance sheet of $21,917 as of December 31, 2010, are valued as Level 1 based on quoted prices in active markets for identical assets.

In addition, the Company was a party to two interest rate swap agreements that were settled on January 1, 2010 without a gain or loss.  There were no such arrangements outstanding at December 31, 2010.

As noted elsewhere in these consolidated financial statements, the Company has liability classified warrants outstanding at December 31, 2010, all which had an immaterial value.

Vocollect, Inc. and Subsidiaries
 Notes to Consolidated Financial Statements
 As of and for the Year Ended December 31, 2010
 (in thousands except per share data)

11.           INCOME TAXES

The provision for income taxes for the Company for the year ended December 31, 2010 is summarized as follows:

Current:
Federal	$3,844
State	322
Foreign	279
4,445
Deferred:
Federal	339
State	(34)
Foreign	-
305

Net tax provision	$4,750

Deferred income taxes were attributable to the following at December 31:

Net operating loss carryforwards	$3,364
Accrued expenses	26
Allowance for doubtful accounts	333
Inventory	174
Depreciation and amortization	(1,253)
Deferred costs	(1,051)
Warranties	409
Deferred revenue	8,047
Prepaid expenses	(41)
Other	410
10,418
Valuation allowance	(2,878)

$7,540

The following is a reconciliation of income taxes from continuing operations before income taxes at the U.S. statuory rate to the provision for income taxes for the year ended December 31, 2010:

Tax at U.S. statutory rate	$4,138
State income taxes, net of federal benefit	187
Reserach and experimentation tax credits	(135)
U.S. tax on repatriation of earnings	32
Foreign net earnings tax at other than U.S. statutory rate	(67)
Change in valuation allowance	630
Stock compensation expense	244
Other items	(279)

$4,750

Vocollect, Inc. and Subsidiaries
 Notes to Consolidated Financial Statements
 As of and for the Year Ended December 31, 2010
 (in thousands except per share data)

11.	INCOME TAXES...continued

The Company has a deferred tax asset from net operating loss carryforwards of $3,364 for the year ended December 31, 2010.  FASB ASC 740 requires a valuation allowance to be recorded if, based on the weight of the available evidence, it is more likely than not that some portion or all of the deferred tax asset may not be realized. The valuation allowance decreased by $65 for the year ended December 31, 2010 and is recorded to reserve for net operating losses in foreign and state tax jurisdictions that may not be utilized by the Company.  At December 31, 2010, the Company has available federal and state net operating loss carryforwards of $1,000 and $32,000 respectively.  These loss carryforwards may be utilized to offset future taxable income in years through 2026. The Company has foreign net operating loss carryforwards of $1,810 that begin to expire in 2017. The Company has deferred tax assets, which based on its consideration of forecasted profitable operations in the jurisdictions in which the Company continues to operate, are expected to be realized. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may result in a limitation on the amount of net operating loss carryforwards which can be used in future years.

Effective January 1, 2009, the Company adopted the provisions relative to accounting for uncertain tax positions, which prescribes a comprehensive model for the financial statement recognition, measurement, classification and disclosure of uncertain tax positions.  Under these provisions, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized.  The determination as to whether the tax benefit will more likely than not be realized is based on the technical merits of the tax position as well as consideration of the available facts and circumstances. As of December 31, 2010, management’s analysis of the Company’s tax positions concluded that a liability for unrecognized tax benefits was not needed.

12.           REDEEMABLE CONVERTIBLE PREFERRED STOCK

The Company has two classes of capital stock: common stock, no par value (“Common Stock”) and redeemable convertible preferred stock, no par value, consisting of Series F (“Series F Preferred”) and Series G (“Series G Preferred”).

Dividends

Series G Preferred

Series G Preferred stock does not have a stated dividend; however, Series G Preferred shareholders are entitled to receive 7.5% of dividends accrued on Series F Preferred plus a matching dividend (“Series G Matching Dividend”) equal to the amount of dividends paid on Series F preferred, when and if declared by the Board of Directors.

Series F Preferred

Dividends on Series F Preferred are cumulative and accrue at the annual rate of $0.038 per share, subject to adjustments for stock splits and stock dividends (“Series F Preferred Dividends”).  Payment of dividends on Series F Preferred is subject to (a) approval by the holders of Series G Preferred and (b) payment of the Series G Matching Dividend.    All accrued and declared dividends were paid at December 31, 2010.

Vocollect, Inc. and Subsidiaries
 Notes to Consolidated Financial Statements
 As of and for the Year Ended December 31, 2010
 (in thousands except per share data)

12.	REDEEMABLE CONVERTIBLE PREFERRED STOCK...continued

Dividends...continued

Series F Preferred...continued

Dividends on the Common Stock must be approved by the holders of the Series F and G Preferred and, if declared, shall be shared on a pro rata basis with the holders of the Series F and G Preferred.  Such dividends shall be in addition to the Series F and G Preferred Dividends.

Voting Rights

The Common Stock is entitled to one vote per share and Series F and G Preferred is entitled to one vote for each share of Common Stock issuable upon conversion of the Series F and G Preferred to Common Stock.  Certain transactions, including the sale or disposal of substantially all of the Company’s assets, acquisition of another entity, increases in the number of shares authorized or issued or creation of new classes of capital stock require the approval of at least 60% of the voting power of the Series F Preferred and the majority of the voting power of the Series G Preferred.

Liquidation Preferences

Series G Preferred

The Series G Preferred has a liquidation preference equal to two times the original Series G issuance price of  $3.4091 per share, adjusted for stock splits and stock dividends, plus the amounts per share of dividends declared but unpaid, plus 7.5% of the Series F Liquidation Preference.  Further, the Initial Series G Liquidation Preference will be reduced by the amounts of Series G Matching Dividends paid, if any.  The Series G Preferred liquidation preference has priority over distributions or payments to any other class of stock.

Series F Preferred

The Series F Preferred has a Liquidation Preference of $0.4744 per share, adjusted for stock splits and stock dividends, plus the amounts per share of accumulated but unpaid dividends, whether or not declared, less an amount equal to 7.5% of the Series F Liquidation Preference (the “Series G Participation Preference”).  Such liquidation preference is eliminated if certain target returns are realized by Series F Preferred Shareholders.

Vocollect, Inc. and Subsidiaries
 Notes to Consolidated Financial Statements
 As of and for the Year Ended December 31, 2010
 (in thousands except per share data)

12.	REDEEMABLE CONVERTIBLE PREFERRED STOCK...continued

Conversion and Redemption

Shares of both the Series F and Series G Preferred are convertible into Common Stock at any time at the option of the holder at a conversion rate of one share of Common Stock for each share of either Series F or Series G Preferred, subject to certain anti-dilutive provisions.  In addition, in the event of a public offering of the Company's Common Stock in which the aggregate net proceeds from such sale are at least $50 million and the valuation of the Company’s Capital Stock is at least $300 million, the Series F and Series G Preferred are mandatorily convertible into Common Stock.

Series G Preferred

Series G Preferred shall be redeemed by the Company upon receipt of a written redemption request by the holders of at least 50% of the Series G Preferred at any time after June 30, 2014.

The redemption price for the Series G Preferred is equal to the greater of the Series G Liquidation Preference or the amount that would be distributable to Series G Preferred shareholders upon liquidation based on the “Total Value of the Company” per share determined, on a fully diluted basis, pursuant to one of the following three valuation methods:  (i) an amount equal to a multiple of seven times annual earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), as defined in the Articles of Incorporation, for the immediately preceding fiscal year of the Company, reduced by the Company's interest bearing debt and increased by the amount of the Company's cash and marketable securities; (ii) a valuation mutually agreed upon by 70% of the Redeeming Shareholders and the Company; or (iii) a valuation determined pursuant to an independent "going concern" appraisal of the Company as of the date of the applicable request.

At December 31, 2010 the Series G Redemption value was estimated by management based on the EBITDA formula defined above. Series G Preferred is being accreted through stockholders’ equity to redemption value through the earliest date of redemption.

Series F Preferred

Series F Preferred shall be redeemed by the Company upon receipt of a written redemption request by two named holders of the Series F Preferred or any holder of at least 20% of the then outstanding Series F Preferred (the “Series F Redeeming Shareholders”) at any time after the earlier of  (a)  when there are no Series G Preferred shares outstanding, but in no event earlier than February 5, 2015 or (b) the date, after June 30, 2014, of a request by the holders of at least 50% of Series G Preferred shares.  The redemption price for each of the redeemed shares (“Series F Redemption Price”) shall be equal to the liquidation proceeds that would be distributable to the Series F Preferred upon liquidation based on the Total Value of the Company per share, as defined above.

At December 31, 2010 the Series F Redemption value was estimated by management based on the EBITDA formula defined above. Series F Preferred is being accreted through stockholders’ equity to redemption value through the earliest date of redemption

Vocollect, Inc. and Subsidiaries
 Notes to Consolidated Financial Statements
 As of and for the Year Ended December 31, 2010
 (in thousands except per share data)

13.           STOCKHOLDER’S EQUITY

Stock Option Plans

The Company has two stock option plans, the Vocollect, Inc. Plan and the VHS Plan. Options under both plans are to be granted at a price not less than fair market value at the date of grant (options to owners of more than 10% of the outstanding shares are granted at 110% of fair market value). The Company has the right to repurchase all vested options issued under the Plans at the fair market value at the date of repurchase. Stock options granted from the plans prior to 2010 generally vest over four years, while options granted in 2010 vest over five years.

Vocollect, Inc. Plan

During 1999, the Company adopted the 1999 Stock Option Plan (“1999 Plan”) and during 2009, the Company amended and restated the 1999 Plan in its entirety (“2009 Plan”).  The outstanding options under the 1999 Plan were permitted to remain outstanding throughout their expiration date. The 2009 Plan provides for the granting of stock options to purchase up to 13,080,000 shares of the Company’s common stock.

The following table summarizes the activity under the Vocollect, Inc. Stock Plan:

	Number of Shares	Weighted Average Exercise Price

Options outstanding at
December 31, 2009	9,127,978	$1.19
Granted	5,624,000	1.21
Exercised	(99,333)	0.5
Repurchased	(61,096)	1.14
Canceled/forfeited/expired	(1,234,996)	1.47

Options outstanding at
December 31, 2010	13,356,553	$1.12

Options exercisable at
December 31, 2010	7,360,152	$0.99

At December 31, 2010, there were 10,103,927 and 3,252,626 options outstanding under the 2009 Plan and 1999 Plan, respectively. At December 31, 2010, there were 2,976,073 shares available for grant under the 2009 Plan.  The weighted average remaining contractual life for options that are vested or expected to vest and options exercisable was 5.21 and 3.63 years, respectively.

Vocollect, Inc. and Subsidiaries
 Notes to Consolidated Financial Statements
 As of and for the Year Ended December 31, 2010
 (in thousands except per share data)

13.           STOCKHOLDER’S EQUITY

VHS Plan

During 2006, the Company adopted the VHS 2006 Stock Option Plan (“VHS Plan”).  The VHS Plan, as amended in 2009, provides for the granting of stock options to purchase up to 45,000,000 shares of VHS common stock.

The following table summarizes the activity under the VHS Plan:

	Number of Shares	Weighted Average Exercise Price

Options outstanding at
December 31, 2009	19,337,940	$0.04
Granted	32,277,981	0.09
Exercised	-	-
Canceled/forfeited/expired	(11,117,236)	0.04

Options outstanding at
December 31, 2010	40,498,685	$0.05

Options exercisable at
December 31, 2010	7,983,206	$0.05

At December 31, 2010, there were 4,501,315 shares available for grant under the VHS Plan.

The weighted average remaining contractual life for options that are vested or expected to vest and options exercisable was 6.66 and 3.79 years, respectively.

14.	OPERATING LEASES

Operating leases arise from the leasing of the Company's wearable devices and related software, computer hardware and accessories to customers in the nursing home industry. Leases are included in multiple element arrangements that include leased and non-leased items.  Non-lease items include professional services and maintenance and support, which are sold on a subscription basis with the same terms as the leased items.  Initial lease terms are generally 36 months. Depreciation expense for assets subject to operating leases is provided primarily on the straight-line method over a six year estimated life to reduce the carrying amount of the asset to its estimated residual value. Estimated and actual residual values are reviewed on a regular basis to determine that depreciation amounts are appropriate. Depreciation expense related to equipment held as investments in operating leases was $236 for 2010.

Investments in operating leases are as follows at December 31, 2010:

Equipment, at cost	$2,228
Less - accumulated depreciation	(321)

Net investments in operating leases	$1,907

Vocollect, Inc. and Subsidiaries
 Notes to Consolidated Financial Statements
 As of and for the Year Ended December 31, 2010
 (in thousands except per share data)

14.	OPERATING LEASES...continued

Future minimum rental payments to be received on non-cancelable operating leases, which include lease and non-lease items are as follows as of December 31, 2010:

2011	$5,449
2012	4,495
2013	2,075

$12,019

There were no significant contingent rentals during 2010.

15.           EMPLOYEE BENEFIT PLANS

The Company sponsors a defined contribution plan under Section 401(k) of the Internal Revenue Code covering substantially all employees.  Contributions made by the Company are based upon a percentage of employee contributions.  Company contributions under this plan amounted to $678 for the year ended December 31, 2010.

16.           COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office space and equipment under noncancelable operating leases expiring at various dates through 2019.  Rent expense for the year ended December 31, 2010 was $2,381.

Future minimum payments under noncancelable operating leases as of December 31, 2010 are as follows:

2011	$2,316
2012	2,132
2013	1,477
2014	360
2015	376
Thereafter	603

Total minimum lease payments	$7,264

Purchase Commitments with Contract Manufacturers and Suppliers

The Company purchases components from a variety of suppliers and uses several contract manufacturers to provide manufacturing services for its products.  During the normal course of business, in order to manage manufacturing lead times and help ensure adequate component supply, the Company enters into agreements with contract manufacturers and suppliers that either allows the purchase of inventory based upon criteria as defined by the Company, or that establish the parameters defining the Company’s requirements. In certain instances, these agreements allow the Company the option to cancel, reschedule, and adjust the Company’s requirements based on business needs prior to firm orders being placed.  Consequently, only a portion of the Company’s reported purchase commitments arising from these agreements are firm, noncancelable, and unconditional commitments.  The Company had minimum purchase commitments for inventory of $1,562 for the year ended December 31, 2010.

Vocollect, Inc. and Subsidiaries
 Notes to Consolidated Financial Statements
 As of and for the Year Ended December 31, 2010
 (in thousands except per share data)

16.           COMMITMENTS AND CONTINGENCIES...continued

Purchase Commitments with Contract Manufacturers and Suppliers...continued

In addition to the above, the Company records a liability for firm, noncancelable, and unconditional purchase commitments for quantities in excess of its future demand forecasts consistent with the valuation of the Company’s excess and obsolete inventory.  As of December 31, 2010, the liability for these purchase commitments was $0.

17.           SUBSEQUENT EVENTS

On January 15, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Intermec, Inc., a Washington corporation (“Intermec”), Vancouver Acquisition Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of Intermec, and Riverside Fund IV, L.P. and Sidney R. Knafel, together as Shareholders’ Agent, pursuant to which Intermec will acquire all of the outstanding shares of capital stock of the Company in a cash-for-stock transaction where all of the outstanding shares of capital stock of the Company and all in-the-money options to purchase shares of common stock of the Company will be exchanged for an aggregate purchase price of $190 million (subject to certain adjustments).

Consummation of the transaction remains subject to customary closing conditions, including approval and adoption of the Merger Agreement by the Company’s shareholders, and other conditions. The Merger Agreement was approved by the Company’s shareholders on February 22, 2011. The Merger Agreement also contains certain covenants regarding the operation of the Company prior to closing, as well as the cooperation of both parties in meeting the conditions to closing. The Merger Agreement provides both the Company and Intermec with termination rights upon the occurrence of certain events, including the failure to consummate the merger prior to April 30, 2011, provided that the failure to consummate the merger prior to such date is not caused by a breach of the Merger Agreement by the terminating party. The Merger Agreement does not provide for any termination or break-up fees in the event the transaction is not consummated.

The Company has evaluated subsequent events through February 25, 2011, the date which the financial statements were available to be issued.